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                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-42100


                  PROSPECTUS SUPPLEMENT DATED SEPTEMBER 29 2000
                      (TO PROSPECTUS DATED AUGUST 4, 2000)

                                 488,797 SHARES

                                  RMI.NET, INC.

                                  COMMON STOCK

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         You should read this Prospectus Supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         See "Risk Factors" beginning on page 3 of the prospectus to read about factors you should consider before buying shares of our common stock.

                              PLAN OF DISTRIBUTION

                  We are offering 488,797 shares of our common stock to an institutional investor pursuant to this prospectus supplement. The common stock will be purchased at a negotiated price of $750,000, which represents average closing price of our common stock on the Nasdaq National Market for the five trading days immediately preceding the September 29, 2000 sale. We will not pay any commissions or other consideration in conjunction with this sale of our common stock. We have agreed to indemnify the institutional investor against liabilities, including liabilities under the Securities Act of 1933.

                                 USE OF PROCEEDS

         The net proceeds to us from this offering will be $750,000. We plan to use the net proceeds for general corporate purposes, including:

              o    repaying our obligations as they become due;
              o    financing capital expenditures; and
              o    working captial.

Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

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                           MARKET FOR OUR COMMON STOCK

         On September 28, 2000, the last reported sales price of our common stock on the Nasdaq National Market was $1.25 per share. Our common stock is listed on the Nasdaq National Market under the symbol "RMII."

         Immediately prior to the issuance of shares pursuant to this prospectus supplement, we have 23,995,565 shares of common stock outstanding.

                                  LEGAL OPINION

         Certain legal matters with respect to the common stock offered in this prospectus supplement will be passed upon by Christopher J. Melcher, our Vicer President and General Counsel. As of September 28, 2000, Mr. Melcher beneficially owns 71,133 shares of our common stock.

                                     GENERAL

         You should rely only on the information provided or incorporated by reference in this prospecuts supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Prospectus Supplement is September 29, 2000.


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